UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): June 20, 2005

Bay View Capital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14879	94-3078031

(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, San Mateo, CA	94404

(Address of Principal Executive Offices)	(Zip Code)

(650) 312-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     On June 20, 2005, Bay View Acceptance Corporation (“BVAC”), a subsidiary of Bay View Capital Corporation, entered into an agreement for a $450.0 million floating-rate, revolving warehouse credit facility to replace a maturing $350.0 million facility. The facility is jointly provided by two lenders, JPMorgan Chase Bank, N.A. and Bank of Montreal, including certain affiliates and/or related commercial paper conduits (the “Purchasers”). The facility is for a term of 364 days, and it matures on June 19, 2006. BVAC intends to draw on the facility to purchase and finance its existing inventory and future purchases of auto contracts. Substantially all auto contracts retained by BVAC have been pledged as collateral for the credit facility.

     Under the terms of the facility, BVAC intends to draw on the facility by transferring auto contracts to a special purpose entity, a statutory trust, which issues notes to the Purchasers. BVAC intends to periodically securitize or sell auto contracts in order to pay down the line of credit and maintain borrowing capacity to fund future purchases of auto contracts. The facility contains various performance triggers and default covenants requiring that BVAC maintain certain cumulative credit loss, delinquency and other financial ratios.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY VIEW CAPITAL CORPORATION

Date: June 24, 2005	By:	/s/ John Okubo

John Okubo
Executive Vice President,
Chief Financial Officer

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